Exhibit 99.01

Tonix Pharmaceuticals Reports First Quarter 2014 Financial Results

- Three programs to be in clinical development in 2014 -

- Cash of $49.5 million as of March 31, 2014 -

NEW YORK – May 13, 2014 – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) today announced its financial results for the first quarter ended March 31, 2014.

“Yesterday, we announced the completion of enrollment in the BESTFIT trial of TNX-102 SL in fibromyalgia, which is a potential pivotal trial for our lead program. We are on track to report top-line results of this 12-week study in the fourth quarter of this year,” said Seth Lederman, M.D., president and chief executive officer of Tonix. “In January, we raised $43.5 M in an offering of common stock which enables us to accelerate the clinical development of our pipeline. We are planning a Phase 2 trial of TNX-102 SL in post-traumatic stress disorder, to begin next quarter, as well as a clinical pharmacology study of TNX-201, a single isomer of an unapproved marketed product for tension headache, to be conducted in the fourth quarter.”

First Quarter Financial Results

For the three months ended March 31, 2014, Tonix reported a net loss of $5.2 million, or $0.59 per share, as compared to a net loss of $2.0 million, or $0.93 per share, for the first quarter of 2013. At March 31, 2014, Tonix’s cash totaled $49.5 million as compared to $8.2 million at December 31, 2013.

About Tonix Pharmaceuticals Holding Corp.

Tonix develops innovative prescription medicines for common and complex disorders of the central nervous system. Fibromyalgia, post-traumatic stress disorder (PTSD), and episodic tension-type headache are characterized by inadequate treatment options, dissatisfaction expressed among patients and physicians, and significant expense burden. Tonix is currently conducting the first anticipated pivotal trial of TNX-102 SL in fibromyalgia, the BESTFIT trial (BEdtime Sublingual TNX-102 SL as Fibromyalgia Intervention Therapy). Tonix expects to begin clinical development of TNX-102 SL in PTSD in the third quarter of 2014. With TNX-102 SL, Tonix approaches the treatment of people suffering from fibromyalgia and PTSD by targeting their inability to obtain restorative sleep. TNX-201 is in development for episodic tension-type headache, and Tonix expects to begin clinical studies of TNX-201 in the fourth quarter of 2014. To learn more, please visit www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate" and "intend," among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 28, 2014 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

TONIX PHARMACEUTICALS HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	March 31,	March 31,
	2014	2013
Costs and expenses
Research and development	$3,550	741
General and administrative	1,619	1,260
Total costs and expenses	5,169	2,001
Operating loss	(5,169)	(2,001)
Interest and other financing costs, net	5
Net loss	$(5,164)	(2,001)
Net loss per common share, basic and diluted	$(0.59)	(0.93)
Weighted average common shares outstanding, basic and diluted	8,718,199	2,159,130

TONIX PHARMACEUTICALS HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31,	December 31,
	2014	2013 (1)
Assets
Cash	$49,547	8,202
Prepaid expenses and other current assets	554	429
Total current assets	50,101	8,613
Other non-current assets	103	105
Total assets	$50,204	8,736

Liabilities and stockholders’ equity
Total liabilities	$2,281	2,224
Stockholders’ equity	47,923	6,512
Total liabilities and stockholders’ equity	$50,204	8,736

(1)	The condensed consolidated balance sheet for the year ended December 31, 2013 has been derived from the audited financial statements but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Source: Tonix Pharmaceuticals

Tonix Pharmaceuticals Holding Corp:

Leland Gershell, M.D., Ph.D.

Chief Financial Officer

(212) 980-9155 x104

leland.gershell@tonixpharma.com

Media Relations:

Jules Abraham

JQA Partners, LLC

(917) 885-7378

jabraham@jqapartners.com